EXHIBIT 10.46

April 5, 2021

Akiko Okuma

Dear Akiko:

I am pleased to provide this letter confirming the terms of your employment with Vince LLC (hereafter “Vince” or the “Company”). The terms of the employment are as follows:

Effective Date:	September 30, 2021

Title:	SVP, General Counsel & Secretary (Member of Steering Committee)

Reports to:	CEO

Location:	New York, NY

Base Compensation:

Your annual base salary is $350,000 to be paid in accordance with the Company’s payroll policies and procedure that are in effect from time to time. This position is classified as exempt. As such, you are not eligible for overtime pay for hours worked over 40 days in a week.

Short-Term Incentive:

You will be eligible to participate in the Company’s discretionary annual bonus plan starting Fiscal Year 2021, with a target bonus of 60% of your base salary. Your bonus will be paid to you in accordance with the terms of the bonus plan.

Long-Term Incentive:

Starting Fiscal Year 2021, you will be eligible to participate in the ongoing annual Long-Term Incentive Program of Vince, subject to the terms of such program as approved by and at the discretion of the Vince Board. The Vince Board will determine the target amount and terms (such as equity mix and vesting schedule) of the annual awards each year, based upon the Company’s and/or Vince’s performance as well as market conditions and other factors.

Vacation/Holiday:

You will receive 25 annualized vacation days in accordance with Company policies.  Vacation will be earned each pay period ratably over the calendar year. Additionally, you will be entitled to all Company holidays and personal holidays as per the Company policies.

Benefits:

You will be enrolled in and entitled to participate in the Company’s employee benefit plans on the same basis as other executive level management employees of the Company participating in such plans, subject to the terms of such plans, and subject to the Company’s right to amend, terminate or take other similar action with respect to such plans.

Merchandise Discount:

You will be eligible to receive a discount privilege from the Company as set forth in the Company’s Associate Handbook.  In addition, you and your immediate family are eligible to receive Vince’s merchandise discount of 75% off apparel and 50% off licensed merchandise in Vince and Rebecca Taylor retail stores and online. Immediate family includes spouse/domestic partner and children.  For your immediate family member to be eligible for the discount, you must be present at the time of purchase or must make the purchase for the immediate family member. Discount amounts are subject to change at any time.

Clothing Allowance:

You will receive an annualized clothing allowance, to be used and reported in accordance with the Company policy, of $6,000, with respect to the Vince, Rebecca Taylor and Parker brands. This is a discretionary benefit and is subject to change with or without notice.

Severance:

If your employment is terminated by the Company without cause (as such term is defined in Vince’s equity plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next twelve (12) months or until employment is earlier secured. If you are, as of the termination date, enrolled in the Company’s medical and dental plans, you will continue to receive medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another comparable medical and/or dental plan.

Restrictive Covenants:

Notice Period Requirement. Should you voluntarily resign your employment, you shall provide the Company with a sixty (60) days working notice period. During this notice period, you agree to continue performing all of the functions and responsibilities of your position, continue to give your full time and attention to such responsibilities, and assist the Company in preparing for your departure.

Non-Compete. During your employment and for a period of twelve (12) months thereafter, you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity.

Non-Solicit, Non-Interference. During your employment and for a period of twelve (12) months thereafter, you shall not, except in furtherance of your duties during your employment with the Company or and of its affiliates (collectively, the “Group Companies”), directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of any of the Group Companies, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Group Companies and their respective customers, suppliers, vendors, joint ventures, distribution partners, franchisees, licensors, licensees or any other business relation of the Company or its affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for the period specified above thereafter, unless such person’s employment has been terminated by the applicable Group Company.

Non-disparagement. During your period of employment and thereafter, you shall not make any negative comments or otherwise disparage the Group Companies or any of their respective officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide the Company, as appropriate, with notice of subpoena and opportunity to respond.

Compliance with Law:

This letter is intended to comply with applicable law.  Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code ("409A"), and, specifically, with the separation pay and short-term deferral exceptions of 409A.  Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a "separation from service" under 409A and only in a manner permitted by 409A.  For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments.  In no event may you, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a "specified employee" of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six (6) months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-

month delay period.  Your position is considered an executive officer within the meanings of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder, as of the date approved by the Vince Board.

The employment relationship is one that is at-will, meaning both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause, and without prior notice.

This letter constitutes the sole and entire terms of your employment, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject.

The terms of your employment are strictly confidential.

Congratulations, Akiko! We are confident that you will continue to make significant contributions and we look forward to your joining our team.  If you agree to the employment terms listed, please sign this letter and return it via email to lmeiner@vince.com as soon as practicable.

[Signature Page to Follow.]

Sincerely,

/s/Jonathan Schwefel____________________

Jonathan (Jack) Schwefel

Chief Executive Officer, Vince, LLC

/s/Lee Meiner___________________________

Lee Meiner

SVP, CHRO, Vince, LLC

I agree to the terms of the offer as outlined above:

/s/Akiko Okuma__________________________

Akiko Okuma